Exhibit 99.1

  Cascade Bancorp (Oregon) (Nasdaq: CACB); Announces Record Quarterly Loan and
   Deposit Growth; Third Quarter 2004 EPS at $.24, A Strong Sequential Gain of
                    19.2% From the Prior Quarter (Annualized)

      BEND, Ore., Oct. 12 /PRNewswire-FirstCall/ --

      Highlights For The Third Quarter 2004

      -- Earnings: Net Income of $4.1 million with Earnings per Share (diluted) at $.24. EPS grew 19.2% (annualized) from the immediately preceding quarter; 8.3% above the same quarter of 2003.

      -- New Markets: The Portland office joins Southern Oregon in achieving profitability less than one year from opening.

      -- Record Quarterly Loan Growth: Loans grew a record $62.3 million during the quarter or 33.8% sequentially from the preceding quarter (annualized). Compared to a year ago, total loans are higher by $238.3 million or 42.4%.

      -- Record Quarterly Deposit Growth: Total Deposits increased by a record $72.2 million or 37.7% sequentially from the preceding quarter (annualized). Compared to a year ago, total deposits are higher by $196.4 million or 30.6%.

      -- Positive Credit Quality: Loan portfolio credit quality continued strong with delinquencies only .12% of total loans; net charge-offs at .11% (annualized).

      -- CEO Moss #6 among "Top 25 Most Powerful Women in Banking."

      FINANCIAL PERFORMANCE:

      Cascade Bancorp (Nasdaq: CACB) announced strong third quarter earnings performance and record loan and deposit growth. Earnings Per Share (diluted) for the third quarter of 2004 was $0.24, up 19.2% (annualized) from the immediately preceding quarter of $.23 (the earlier quarter included a non-recurring increase of $.01 relating to a valuation adjustment of mortgage servicing rights (MSR)). Earnings progress is the result of higher net interest income generated by solid loan and deposit growth in both existing and new markets. We are very pleased that last year's investments in new geographic markets are already generating positive returns," observed Patricia L. Moss, Chief Executive Officer. "It is noteworthy that our disciplined strategy of entering growth markets with impact local bankers has enabled both Portland and Southern Oregon regions to contribute to profitability in less than 5 quarters." Net income for the quarter ended September 30, 2004 was $4.1 million or 5.0% (20% annualized) ahead of the $3.9 million recorded in the preceding quarter, and was 15.0% above the year-ago quarter. Return on equity was 20.5% and return on assets was 1.81% for the third quarter of 2004.

      In its October issue, US Banker Magazine has again named Patricia L. Moss, President & CEO of Cascade Bancorp and CEO of Bank of the Cascades among "the Top 25 Most Powerful Women in Banking." Moss was named #6 on a distinguished list which profiles individuals whose professional achievements and personal integrity have made them "icons of influence in the workplace, at home and within their communities."

      NEW MARKET INITIATIVES - SOUTHERN OREGON AND PORTLAND UPDATE:

      The following table describes the financial progress in new markets since our entry in mid-2003:

                       Southern Oregon & Portland Combined

                                                                  % of CACB
               Sept '03  Dec '03   Mar '04    Jun '04     Sep '04   9/30/04
     Loans     $6 Mill  $27 Mill $101 Mill  $147 Mill   $195 Mill   24.3%
     Deposits  $4 Mill  $13 Mill  $78 Mill   $99 Mill   $138 Mill   16.5%

      Beginning in Mar '04 amounts include $36 million in Loans and $42 million in Deposits from the Jan '04 acquisition of Community Bank of Grants Pass

      In the current quarter, the Portland office achieved profitability less than a year after its opening in late 2003. Loans and deposits at September 30, 2004 were $84.5 million and $62.2 million, respectively. Portland deposits currently fund over 70% of its loan growth.

      With the opening of the Ashland office in September 2004, the Company has 4 branches in its Southern Oregon region after just 14 months of operation. Aggregate loans and deposits have reached $110.8 million and $75.3 million, respectively.

      The Company is deploying a "community banking" strategy in the Southern Oregon market, similar to its successful approach in Central Oregon. In Portland, the Company has a niche strategy focused on the banking needs of small-to-medium sized commercial and professional businesses and individuals in the metro area. Continued success in new markets is dependent upon achievement of loan and deposit growth goals, credit quality, revenue generation and other factors.

      LOAN GROWTH AND CREDIT QUALITY:

      At September 30, 2004, total loans had grown to $800.6 million, up 42.4% compared to a year ago. Loan growth for the third quarter was a record $62.3 million or a 33.8% annualized sequential increase from the prior quarter. New loans generated in the new markets of Portland and Southern Oregon contributed $48.5 million to this quarter's loan growth. Meanwhile, annualized sequential loan growth in both the Company's Central Oregon and Salem markets increased at a double digit pace.

      The Company's loan credit quality profile remained positive with delinquent loans greater than 30 days past due at only .12% of total loans, while net loan charge-offs for the quarter were $0.2 million or only .11% (annualized) of total loans, consistent with recent quarters. In concert with its strong loan growth, the Company added $1.2 million to its Reserve for Loan Losses during the current quarter compared to $.9 million for the preceding quarter and $.7 million in the year ago quarter. The Reserve for Loan Losses at quarter end stood at a prudent 1.49% of total loans, consistent with prior periods and at a level appropriate to current circumstances and prevailing economic conditions.

      DEPOSIT GROWTH:

      At September 30, 2004, deposits were $837.9 million, up 30.6% or $196.4 million from a year ago, and up sequentially by $72.2 million or 37.7% (annualized) from the prior quarter. This record deposit growth was virtually all in core customer deposits (checking and money market accounts), while changes in time deposits balances were negligible. New market growth accounted for $39 million of the increase from the immediately preceding quarter, while a strong seasonal increase in deposits was evident in the Central Oregon market. Illustrating the success of the Company's attractive cash management services, the compound rate of growth in business related deposits has exceeded 40% during the past three years. Business related deposits now average over 50% of total deposits, compared to 33% three years ago. Non-interest bearing deposits continue at the highest levels in the industry, at over 40% of total deposits.

      NET INTEREST MARGIN:

      The Company's third quarter net interest margin (NIM) was up modestly at 5.76% compared to 5.72% for the prior quarter and 5.63% for the third quarter of 2003. The net interest margin will likely range between 5.60% and 5.80% over the next 12 to 18 months assuming interest rates follow the financial markets expected gradual path to modestly higher rates. The Company has a modest sensitivity to higher rates due to its strong core deposit base and its growing portfolio of floating rate loans. Floating rate loans have risen from 32% to 40% of total loans over the past three years. Over that horizon, fixed rate loans have declined from 31% to 17%, while periodically adjustable loans (typically 3 to 5 year re-pricing) have increased from 37% to 43%. The Company could be adversely affected in the event of an unexpected dramatic decline in interest rates, as its loan yields would compress against an already low cost of funds. The margin can also be affected by competitive factors including aggressive price offerings on loans or deposits. Please see cautionary "Forward-Looking Statements" below as well as the Company's Form 10K annual report for further information on interest rate risk.

      NON-INTEREST INCOME AND EXPENSE:

      Non-Interest Income for the third quarter was lower by $.3 million or 9.6% compared to the immediately preceding quarter. This decline is the result of a positive non-recurring mortgage servicing rights valuation adjustment of $.3 million in the immediately preceding quarter. As expected, total non-interest income was down 16.5% from the third quarter of 2003 due to lower mortgage origination volume and revenue. The year ago period marked the peak of the nationwide mortgage origination boom. Compared to the year ago period, banking service fee revenues were higher by 9.3%, the result of higher volumes of customer banking transactions and utilization of overdraft protection products.

      As mentioned above, residential mortgage revenues continue below the record-setting pace of 2003. The Company originated $33.3 million in residential mortgages during the quarter ended September 30, 2004, compared to $101.6 million for the year ago quarter and $44.1 million for the immediately preceding quarter. Consequently, this expected decline in volumes and margins have caused mortgage revenue to decrease as a percentage of total revenue. For the current quarter, gross mortgage revenue was 2.8% of the Company's non-interest income versus 10.2% for the year ago quarter.

      At September 30, 2004, the Company serviced $505.1 million in mortgage loans on behalf of its customers, representing approximately 4,100 mortgage loans. The Company's related Mortgage servicing rights (MSR) had a cost (book) basis of $4.8 million compared to a fair (market) value of approximately $5.1 million. Thus, there was no MSR valuation adjustment for the current quarter. For the immediately preceding quarter, the Company recorded a positive valuation adjustment of $.3 million pretax, adding about $.01 per share to earnings. At September 30, 2004, expressed as a percentage of loans serviced, MSR cost (book) basis was .94% of serviced mortgage loans, while fair value was approximately 1.03% of serviced mortgages. Fair value was estimated at 1.13% at June 30, 2004, and 0.82% a year ago.

      Non-Interest Expense for the third quarter of 2004 was 12.7% or $.8 million above the year ago quarter. The overall expense increase is primarily attributable to increased staffing costs from expanding into new markets. About 59% of the year-over-year expense increase is attributable to incremental costs incurred in these new markets (including expenses related to the operations of Community Bank of Grants Pass). Excluding costs incurred in new markets, the Company's core expenses were approximately 5.6% higher than a year ago.

      BUSINESS STRATEGY:

      Cascade Bancorp (headquartered in Bend, Oregon) and its principal subsidiary, Bank of the Cascades, have a business strategy that focuses on delivering the best in community banking for the financial well being of customers and shareholders. The Bank was recently ranked among the top performing banks in the nation by Independent Community Bankers of America and US Banker Magazine. In addition, The Seattle Times named Cascade Bancorp in the top 10 of the annual Northwest 100 ranking of all publicly traded companies in the Pacific Northwest and Oregon Business magazine ranked it in the Top 10 "Best Companies to Work For." The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades is the market share leader in one of the fastest growing regions in the Northwest, offering full-service community banking including trust and investment services. The Bank has a total of 21 branches, with 12 throughout Central Oregon, four in the Salem/Keizer area, four in Southern Oregon and one business banking office in Portland. For further information on the Company, please visit our web site at http://www.botc.com .

      FORWARD-LOOKING STATEMENTS

      This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. When used in this release, the words or phrases such as "will likely result in," "management expects that," "will continue," "is anticipated," "estimate," "projected," or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA's safe harbor provisions.

      CASCADE BANCORP

      Selected Consolidated Financial Highlights (In thousands, except share data and ratios; unaudited)

                                              3rd Qtr      3rd Qtr        %
    Balance Sheet Data (at period end)         2004         2003        Change
      Investment securities                   $41,699      $34,158      22.1%
      Loans, gross                            800,578      562,321      42.4%
      Total assets                            969,021      722,468      34.1%
      Total deposits                          837,905      641,479      30.6%
         Non-interest bearing deposits        362,388      248,988      45.5%
         Core Deposits (1)                    817,808      623,737      31.1%
      Total shareholders' equity               82,294       59,171      39.1%
    Income Statement Data
      Interest income                         $13,221      $10,315      28.2%
      Interest expense                          1,190          994      19.7%
      Net interest income                      12,031        9,321      29.1%
      Loan loss provision                       1,200          675      77.8%
      Net interest income after loan loss
       provision                               10,831        8,646      25.3%
      Noninterest income                        3,145        3,765     -16.5%
      Noninterest expense                       7,457        6,619      12.7%
      Income before income taxes                6,519        5,792      12.6%
      Provision for income taxes                2,396        2,207       8.6%
      Net income                               $4,123       $3,585      15.0%
    Share Data (2)
      Basic earnings per common share           $0.25        $0.23       8.4%
      Diluted earnings per common share         $0.24        $0.22       8.3%
      Book value per common share               $4.92        $4.69       5.0%
      Tangible book value per common
       share (3)                                $4.51        $4.69      -3.9%
      Cash dividends declared per common
       share                                    $0.07        $0.06       9.4%
      Ratio of dividends declared to net
       income                                  28.36%       28.12%       0.9%
      Basic Average shares outstanding         16,705       15,751       6.1%
      Fully Diluted average shares
       outstanding                             17,303       16,295       6.2%
    Key Ratios
      Return on average total
       shareholders' equity (book)             20.49%       24.77%     -17.3%
      Return on average total
       shareholders' equity (tangible)
       (3)                                     22.44%       24.77%      -9.4%
      Return on average total assets            1.81%        2.02%     -10.4%
      Net interest spread                       5.40%        5.25%       2.9%
      Net interest margin                       5.76%        5.63%       2.3%
      Total revenue (net int inc + non
       int inc)                               $15,176      $13,086      16.0%
      Efficiency ratio (4)                     49.14%       50.58%      -2.9%
    Asset Quality Ratios
      Loan loss reserve                        11,900        8,961      32.8%
      Reserve to ending total loans             1.49%        1.59%      -6.5%
      Non-performing assets (5)                    44          586     -92.5%
      Non-performing assets to total
       assets                                   0.00%        0.08%     -94.3%
      Delinquent >30 days to total loans        0.12%        0.05%     140.0%
      Net Charge off's                            218          104     109.6%
      Net loan charge-offs (annualized)         0.11%        0.07%      57.1%
    Mortgage Activity
      Mortgage Originations                   $33,297     $101,619     -67.2%
      Total Servicing Portfolio (sold
       loans)                                $505,102     $511,647      -1.3%
      Capitalized Mortgage Servicing
       Rights (MSR's)                          $4,748       $4,188      13.4%
    Capital Ratios
      Average shareholders' equity to
       average assets                           8.89%        8.17%       8.8%
      Leverage ratio (6) (Est Q3-04)            8.28%        8.25%       0.4%
      Total risk-based capital ratio (6)
       (Est Q3-04)                             10.18%       10.21%      -0.3%

      Notes:

      (1) Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.

      (2)   Adjusted to reflect a five-for-four stock split declared in March
            2004.

      (3) Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to acquisition of Community Bank of Grants Pass.

      (4) Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).

      (5) Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.

      (6)   Computed in accordance with FRB and FDIC guidelines.

      Total Shares
      Outstanding as of 9/30/04:    16,710,670

SOURCE  Cascade Bancorp
    -0-                             10/12/2004
    /CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer,
+1-541-617-3526, or Patricia L. Moss, President & Chief Executive Officer, +1-541-385-6205, both of Cascade Bancorp/
    /Web site:  http://www.botc.com /
    (CACB)

CO:  Cascade Bancorp
ST:  Oregon
IN:  FIN
SU:  ERN